October 18, 2024

JNL/Baillie Gifford U.S. Equity Growth Fund
JNL Series Trust
1 Corporate Way
Lansing, Michigan 48951

JNL Multi-Manager U.S. Select Equity Fund
JNL Series Trust
1 Corporate Way
Lansing, Michigan 48951

Ladies and Gentlemen:

We have acted as counsel in connection with the Plan of Reorganization (the “Plan”), dated October 18, 2024, between JNL Series Trust, a Massachusetts business trust (“JNLST”) on behalf of one of its series, JNL/Baillie Gifford U.S. Equity Growth Fund (the “Acquired Fund”), and another one of its series, JNL Multi-Manager U.S. Select Equity Fund (the “Acquiring Fund”), (each, a “Fund” and collectively as the “Funds”).
The Plan describes a proposed transaction (the “Reorganization”) to occur as of the close of business on the date of this letter (the “Closing Date”), pursuant to which the Acquiring Fund will acquire all of the assets of the corresponding Acquired Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund following which the Acquiring Fund Shares received by Acquired Fund will be distributed by Acquired Fund to its shareholders in liquidation and termination of Acquired Fund.  In respect of the Reorganization, this opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to the Plan.  Capitalized terms not defined herein are used herein as defined in the Plan.
Each Fund serves as a funding vehicle for variable annuity contracts and/or variable life insurance contracts (the “Contracts”) offered by certain insurance companies (each, an “Insurance Company”).  Each Insurance Company establishes separate accounts (the “Separate Accounts”) that in turn purchase shares of the Funds in order to fund the Insurance Company's obligations to the holders of the Contracts (“Contract Owners”) under Contracts.
For purposes of this opinion, we have considered the Plan, the most recently filed prospectus for each Fund (collectively, the “Prospectuses”), the Proxy Statement and Prospectus filed on Form N-14, dated July 11, 2024 (the “N-14”), and such other items as we have deemed necessary to render this opinion.  In addition, with respect to the Reorganization, each Fund, Jackson National Asset Management, LLC, Jackson National Life Insurance Company (“Jackson”) and Jackson National Life Insurance Company of New York (“Jackson-NY”) has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).
In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents.  We have further assumed that (i) all parties to the Plan and any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Plan, as well as those representations contained in the Representation Letters, are true and complete.
Each of Jackson and Jackson-NY has represented, among other representations, that each Contract issued or administered by such Insurance Company is treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”).
Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, with respect to the Reorganization, for U.S. federal income tax purposes, the Contract Owners will not recognize any taxable income, gain or loss as a result of the Reorganization.
No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.  Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion.  The legal authorities on which this opinion is based may be changed at any time.  Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP